Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205774

September 7, 2017

Pricing Term Sheet

September 7, 2017

Discovery Communications, LLC

$400,000,000 Floating Rate Notes due 2019 (the “2019 Floating Rate Notes”)

$500,000,000 2.20% Senior Notes due 2019 (the “2019 Notes”)

$1,200,000,000 2.95% Senior Notes due 2023 (the “2023 Notes”)

$1,700,000,000 3.95% Senior Notes due 2028 (the “2028 Notes”)

$1,250,000,000 5.00% Senior Notes due 2037 (the “2037 Notes”)

$1,250,000,000 5.20% Senior Notes due 2047 (the “2047 Notes”)

Issuer:	Discovery Communications, LLC

Guarantor:	Discovery Communications, Inc.

Security Type / Format:	Senior Notes / SEC Registered

Aggregate Principal Amount Offered:	2019 Floating Rate Notes: $400,000,000 2019 Notes: $500,000,000 2023 Notes: $1,200,000,000 2028 Notes: $1,700,000,000 2037 Notes: $1,250,000,000 2047 Notes: $1,250,000,000

Maturity Date:	2019 Floating Rate Notes: September 20, 2019 2019 Notes: September 20, 2019 2023 Notes: March 20, 2023 2028 Notes: March 20, 2028 2037 Notes: September 20, 2037 2047 Notes: September 20, 2047

Coupon (Interest Rate):

2019 Notes: 2.20%

2023 Notes: 2.95%

2028 Notes: 3.95%

2037 Notes: 5.00%

2047 Notes: 5.20%

2019 Floating Rate Notes: The 2019 Floating Rate Notes will bear interest at a floating rate equal to three-month LIBOR plus 0.71%. The interest rate for the 2019 Floating Rate Notes for the initial interest period will be the three-month LIBOR plus 0.71%, determined on September 19, 2017. Thereafter, the interest rate for the senior floating rate notes will reset on December 20, March 20, June 20, and September 20 of each year, beginning on December 20, 2017.

Price to Public (Issue Price):

2019 Floating Rate Notes: 100.000% of principal amount

2019 Notes: 99.961% of principal amount

2023 Notes: 99.874% of principal amount

2028 Notes: 99.643% of principal amount

2037 Notes: 99.900% of principal amount

2047 Notes: 99.879% of principal amount

Underwriting Discount:	2019 Floating Rate Notes: 0.250% 2019 Notes: 0.250% 2023 Notes: 0.600% 2028 Notes: 0.650% 2037 Notes: 0.875% 2047 Notes: 0.875%

Yield to Maturity:	2019 Floating Rate Notes: N/A 2019 Notes: 2.220% 2023 Notes: 2.975% 2028 Notes: 3.992% 2037 Notes: 5.008% 2047 Notes: 5.208%

Spread to Benchmark Treasury:	2019 Floating Rate Notes: N/A 2019 Notes: +95 bps 2023 Notes: +135 bps 2028 Notes: +195 bps 2037 Notes: +235 bps 2047 Notes: +255 bps

Benchmark Treasury:	2019 Floating Rate Notes: N/A 2019 Notes: 1.250% due 08/31/2019 2023 Notes: 1.625% due 08/31/2022 2028 Notes: 2.250% due 08/15/2027 2037 Notes: 3.000% due 05/15/2047 2047 Notes: 3.000% due 05/15/2047

Benchmark Treasury Spot and Yield:	2019 Floating Rate Notes: N/A 2019 Notes: 99-30 3⁄4 / 1.270% 2023 Notes: 100-00 / 1.625% 2028 Notes: 101-27+ / 2.042% 2037 Notes: 106-31+ / 2.658% 2047 Notes: 106-31+ / 2.658%

Net Proceeds to Issuer:	Aggregate net proceeds from sale of all notes offered pursuant to this Pricing Term Sheet will be approximately $6.247 billion after deducting underwriting discounts but before offering expenses.

Interest Payment Dates:	2019 Notes, 2023 Notes, 2028 Notes, 2037 Notes and 2047 Notes: September 20 and March 20 of each year, beginning March 20, 2018
2019 Floating Rate Notes: September 20, December 20, March 20 and June 20, of each year, beginning December 20, 2017

Day Count Convention:	2019 Notes, 2023 Notes, 2028 Notes, 2037 Notes and 2047 Notes: 30/360 2019 Floating Rate Notes: Actual/360

Make-whole Call:

2019 Floating Rate Notes: None

2019 Notes: 15 basis points

2023 Notes: 20 basis points (prior to 2/20/2023)

2028 Notes: 30 basis points (prior to 12/20/2027)

2037 Notes: 35 basis points (prior to 3/20/2037)

2047 Notes: 40 basis points (prior to 3/20/2047)

Par Call:	2019 Floating Rate Notes: None 2019 Notes: None 2023 Notes: On or after 2/20/2023 2028 Notes: On or after 12/20/2027 2037 Notes: On or after 3/20/2037 2047 Notes: On or after 3/20/2047

Special Mandatory Redemption:

2019 Floating Rate Notes and 2019 Notes: None

2023 Notes, 2028 Notes, 2037 Notes and 2047 Notes: If the Scripps merger is not consummated on or prior to August 30, 2018, or if, prior to such date, the merger agreement for such acquisition is terminated, then, in either case, the 2023 Notes, 2028 Notes, 2037 Notes and 2047 Notes will be redeemed at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

Change of Control:	If a change of control triggering event occurs in respect of a series of Notes, unless the Issuer has exercised its right to redeem the Notes as described under “Make-whole Call” or “Par Call” or has redeemed certain series of the Notes as described under “Special Mandatory Redemption” (if applicable), each holder of such series of Notes will have the right to require the Issuer to repurchase such Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase.

Changes from Preliminary Prospectus:	The Preliminary Prospectus Supplement contemplated that there would be four series of fixed rate notes and that all fixed rate notes would be subject to the Special Mandatory Redemption. The offering includes five series of fixed rate notes and the 2019 Notes will not be subject to the Special Mandatory Redemption. The disclosure in the final prospectus supplement for this offering will be updated accordingly.

Trade Date:	September 7, 2017

Settlement Date:	September 21, 2017 (T+10)

CUSIP / ISIN:	2019 Floating Rate Notes: 25470D AP4 / US25470DAP42
2019 Notes: 25470D AN9 / US25470DAN93
2023 Notes: 25470D AQ2 / US25470DAQ25
2028 Notes: 25470D AR0 / US25470DAR08
2037 Notes: 25470D AS8 / US25470DAS80
2047 Notes: 25470D AT6 / US25470DAT63

Ratings*:	Baa3 (stable) Moody’s Investors Service, Inc. BBB- (negative) Standard & Poor’s Ratings Services BBB- (stable) Fitch Ratings Ltd.

Bookrunners:	Goldman Sachs & Co. LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC

Bookrunners/Senior Co-Managers:

Barclays Capital Inc. (Bookrunner with respect to the 2019 Floating Rate Notes, 2019 Notes and 2028 Notes; Senior Co-Manager with respect to the 2023 Notes, 2037 Notes and 2047 Notes)

BNP Paribas Securities Corp. (Bookrunner with respect to the 2037 Notes and 2047 Notes; Senior Co-Manager with respect to the 2019 Floating Rate Notes, 2019 Notes, 2023 Notes and 2028 Notes)

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated (Bookrunner with respect to the 2019 Floating Rate Notes, 2019 Notes and 2023 Notes; Senior Co-Manager with respect to the 2028 Notes, 2037 Notes and 2047 Notes)

Mizuho Securities USA LLC (Bookrunner with respect to the 2023 Notes and 2028 Notes; Senior Co-Manager with respect to the 2019 Floating Rate Notes, 2019 Notes, 2037 Notes and 2047 Notes)

RBC Capital Markets, LLC (Bookrunner with respect to the 2037 Notes and 2047 Notes; Senior Co-Manager with respect to the 2019 Floating Rate Notes, 2019 Notes 2023 Notes and 2028 Notes)

Co-Managers:	MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. The issuer expects that delivery of the senior notes will be made to investors on or about September 18, 2017 which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes prior to the second business day before the date of delivery of the senior notes hereunder will be required, by virtue of the fact that the senior notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement Purchasers of the senior notes who wish to trade the senior notes prior to the second business day before the date of delivery of the senior notes hereunder should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC by telephone toll free at 1-866-471-2526; Citigroup Global Markets Inc. by telephone toll free at 1-800-831-9146; or Credit Suisse Securities (USA), LLC by telephone toll free at 1-800-221-1037.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

4